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                                                                 Exhibit 10.4(b)

1999 Management Bonus Plan

Under the 1999 Management Bonus Plan, key employees of the Company (including executive officers of the Company) may be entitled to receive amounts ranging from 5% to 118% of their base pay in the form of cash bonuses. Payment of bonuses will depend upon achievement of annual incentive plan operating targets relating to corporate revenue and profitability goals.